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                                                               EXHIBIT 1-A(5)(c)


KEMPER INVESTORS LIFE INSURANCE COMPANY
1 Kemper Drive, Long Grove, IL 60049-0001



ACCELERATED DEATH BENEFIT RIDER

IMPORTANT               BENEFITS AS SPECIFIED UNDER THE POLICY WILL BE REDUCED
                        IF YOU RECEIVE AN ACCELERATED DEATH BENEFIT PAYMENT.

                        THE BENEFIT PAYMENT UNDER THIS RIDER MAY BE TAXABLE OR MAY AFFECT ELIGIBILITY FOR BENEFITS UNDER STATE OR FEDERAL LAW. YOU SHOULD CONTACT YOUR PERSONAL TAX ADVISOR FOR SPECIFIC ADVICE. NEITHER THE COMPANY NOR ITS AGENTS CAN PROVIDE TAX ADVICE.

EFFECTIVE               This Rider is a part of the Policy as of the Issue Date
DATE                    of the Policy.


DEFINITIONS             ACCELERATED DEATH BENEFIT - This is the amount of death
                        benefit that you elect to accelerate when the insured is determined to be Terminally Ill. We will pay you the Accelerated Death Benefit less certain specified adjustments.


                        TERMINALLY ILL - This is when the insured has a life expectancy of 12 months or less due to an illness or physical condition. We will require proof, satisfactory to us, that the insured is Terminally Ill. This proof will include, but is not limited to, certification by a Physician.


                        PHYSICIAN - This must be a Physician licensed and practicing, within, the scope of his/her license, within the United States. The Physician must not be: you; the insured; or, related to either party by blood or marriage.


ACCELERATED             You may elect to have a portion of the death benefit
DEATH BENEFIT           accelerated when the insured is found to be Terminally
                        Ill, subject to the terms and conditions of this Rider.
                        The maximum Accelerated Death Benefit you may elect under this Policy is the lesser of:

                        1.   25% of the death benefit; or

                        2.   $250,0000.

                        The total Accelerated Death Benefit available under all policies issued by us or our affiliates on the life of the insured will not exceed $250,000. The minimum death benefit you may elect to accelerate is $10,000. You may not request more than one Accelerated Death Benefit under this Rider.

ADJUSTMENTS             We will pay you the Accelerated Death Benefit less the
                        following adjustments in one lump sum:

                        1. There is an administration fee of $150.000 for processing an Accelerated Death Benefit.

                        2. If there is any outstanding policy loan, the Accelerated Death Benefit will be used to repay the policy loan and any accrued interest thereon.

LIEN We will treat the Accelerated Death Benefit as a lien against your Policy. As a lien, we will charge you Interest on the Accelerated Death Benefit. The maximum annual Interest rate we may charge you is the greater of:

                        1. The Interest rate charged on policy loans, as stated in the Policy; or

                        2. the current 90 day U.S. Treasury Bill rate in effect on the date that the Accelerated Death Benefit is paid.

                        The maximum interest rate we will charge on the portion of the lien which is equal to the Surrender Value of this policy at the time the Accelerated Death Benefit is requested will be no greater than the rate we charge on policy loans.




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EFFECTS ON              The Accelerated Death Benefit will first be used to
POLICY repay any outstanding policy loans and any unpaid accrued interest thereon. The Accelerated Death Benefit plus any accrued interest thereon will be treated as a lien against your Policy. Your access to the Net Surrender Value of your Policy through policy loans, full surrenders, or partial surrenders, if any, will be limited to the excess of the Net Surrender value over the lien. The death benefit payable under this Policy will also be reduced by the amount of the lien. Any benefits payable under other Riders attached to this Policy will not be affected by any benefit payable under this Rider. Premiums, without reduction, will still be payable on this Policy, including any Rider premiums.


CONDITIONS              Payment of an Accelerated Death Benefit is subject to
                        the conditions that follow:

                        1. This Rider is subject to the terms of the Contestability provision under this Policy.

                        2. The insured must not be Terminally Ill due to any attempt of suicide while the suicide provision under this policy is in effect.

                        3. You may reinstate this Rider subject to the same terms which apply to the Policy.

                        4. You must send us a written request to elect the Accelerated Death Benefit. The written request must be in a form satisfactory to us.

                        5. Any irrevocable beneficiaries or assignees must send us a written consent to the Accelerated Death Benefit. The written consent must be in a form satisfactory to us.


                        6. You must provide us with proof satisfactory to us that the insured is Terminally Ill. This proof must include a certification by a Physician, who is not: you; the insured; or, related to either party by blood or marriage. We reserve the right to obtain a second medical opinion at our expense. If there is a conflict of opinion, we reserve the right to make the final determination.


                        7. This Rider provides for the accelerated payment of the death benefit and is not intended to allow third parties to cause you to involuntarily invade your Policy proceeds ultimately payable to your beneficiary. Therefore, any election forced by creditors or government agencies will be honored only to the extent required by law.

RELATIONSHIP TO THE     This Rider is part of the Policy to which it is
POLICY                  attached. The terms and conditions of the Policy apply
                        of this Rider. Where the terms and conditions of the Policy and this Rider are in conflict, the terms and conditions of this Rider will prevail.

TERMINATION             This Rider will terminate on the earliest of:

                        1.   the date we pay you an Accelerated Death Benefit;

                        2. the date you ask us to do so in writing and send us the Policy; or

                        3. the date this Policy lapses because a premium due is not paid within the required grace period.

                        Signed for the Kemper Investors Life Insurance Company at its home office in Long Grove, Illinois.

                        /s/ Debra P. Rezabek           /s/ John B. Scott
                            Secretary                      President